Exhibit 10.2

GENTHERM INCORPORATED

2023 EQUITY INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD AGREEMENT

Gentherm Incorporated, a Michigan corporation (the “Corporation”), as permitted by and pursuant to the terms and conditions of the Gentherm Incorporated 2023 Equity Incentive Plan, as amended (the “Plan”), and on behalf of the Participant’s employing legal entity, hereby grants to the individual listed below (the “Participant”) an award of Performance Stock Units (“PSUs”) as described herein, subject to the terms and conditions of the Plan and this Performance Stock Unit Award Agreement (“Agreement”).

Unless otherwise defined in this Agreement, the terms used in this Agreement have the same meaning as defined in the Plan.

1. NOTICE OF PSU AWARD.

Participant:	[ ]

Grant Date:	[ ]

Number of Target PSUs in Award:	[ ]

2. GRANT OF PSU AWARD. The Corporation hereby grants to the Participant, as of the Grant Date, the number of target PSUs set forth in the table above. By clicking the “ACCEPT” button, the Participant agrees to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”

3. DETERMINATION DATE; VESTING.

(a) Determination Date. Whether and the extent to which the PSUs are earned with respect to a specific performance goal shall be determined by the Committee within 45 days following the calculation of the achievement of such performance goal set forth in Exhibit A to this Agreement (based on the methodology set forth therein and in the Plan), such calculation to be finalized as appropriate by the Chief Financial Officer (or person having similar duties) using, if applicable, the financial results audited by the Corporation’s independent registered public accounting firm (the “Determination Date”); provided, that the Administrator may establish a different Determination Date for each performance goal set forth in Exhibit A to this Agreement.

(b) Vesting. Except as otherwise provided in this Agreement, the earned PSUs shall become vested on the later of the Determination Date or the third anniversary of the Grant Date (the “Normal Vesting Date”) if the Participant remains continuously employed on a full-time basis with the Corporation or its Subsidiaries from the Grant Date until the Normal Vesting Date.

4. QUALIFYING TERMINATION PRIOR TO NORMAL VESTING DATE. Notwithstanding Section 3 hereof but subject to the notice and release requirements set forth below in this Section 4, if there is a termination of employment due to the Participant’s death or Disability prior to the Normal Vesting Date, then then target PSUs shall become vested as of the date of the Participant’s termination of employment. The vesting of unvested PSUs under this Section 4 is conditioned upon the Participant (or, in the case of the Participant’s death, an executor or administrator of the Participant’s estate) signing and delivering to the Corporation, and there becoming irrevocable, within 30 days after the date of such employment termination, a general release of claims (in form and substance reasonably acceptable to the Corporation) by which the Participant releases the Corporation and its affiliated entities and individuals from any claim arising from the Participant’s employment by, and termination of employment with, the Corporation and its Subsidiaries, in consideration for the receipt and vesting of the target PSUs. Any PSUs that would have otherwise vested under this Section 4 shall be forfeited if the general release does not become effective and irrevocable on or before the 30th day following the Participant’s termination of employment.

5. CHANGE IN CONTROL. Notwithstanding Section 3 hereof but subject to the notice and release requirements set forth below in this Section 5, if there is a Change in Control of the Corporation prior to the Normal Vesting Date, the number of PSUs that shall vest will be calculated based on actual performance through the Change in Control for PSUs subject to a stock price or total shareholder return performance measure, and shall be the target PSUs for PSUs subject to any other performance measure, including the financial performance of the Corporation (the “CIC-Earned PSUs”). The CIC-Earned PSUs shall become vested on the earlier of (a) third anniversary of the Grant Date and (b) if the Participant’s employment is terminated by the Corporation or a Subsidiary (or a successor thereof) without Cause or by the Participant for Good Reason within three months prior to or any time after the Change in Control, the date of termination of employment. The vesting of unvested PSUs under this Section 5 is conditioned upon the Participant signing and delivering to the Corporation, and there becoming irrevocable, within 30 days after the date of such employment termination, a general release of claims (in form and substance reasonably acceptable to the Corporation) by which the Participant releases the Corporation and its affiliated entities and individuals (including any successor thereof) from any claim arising from the Participant’s employment by, and termination of employment with, the Corporation and its Subsidiaries (including any successor thereof), in consideration for the receipt and vesting of the PSUs. Any PSUs that would have otherwise vested under this Section 5 shall be forfeited if the general release does not become effective and irrevocable on or before the 30th day following the Participant’s termination of employment.

“Good Reason” means in respect of the Corporation and the Subsidiaries and without the Participant’s consent: (i) the occurrence of a material diminution in the Participant’s authority, duties, or responsibilities (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law); (ii) a material adverse change in the reporting structure applicable to the Participant; (iii) a relocation of the Participant’s principal place of employment by more than 50 miles, provided that a change in Participant’s hybrid working arrangement shall not constitute a relocation for purposes of this definition; or (iv) a material reduction in the Participant’s aggregate base salary and target bonus (other than a general reduction that affects all similarly situated executives in substantially the same proportions); provided, however, that the Participant shall be considered to have terminated employment for Good Reason only if (A) the Participant provides notice to the Corporation of the event or condition meeting the foregoing definition of Good Reason within 30 days after the initial occurrence of such event or condition, (B) the Corporation or the applicable Subsidiary fails to correct such event or condition within 30 days of receiving notice thereof from the Participant, and (C) the Participant terminates employment with the Corporation and the Subsidiaries within 30 days after the expiration of such correction period. Notwithstanding the foregoing, if the Participant and the Corporation or any Subsidiary have entered into an employment, offer letter, retention, change in control, severance or other similar agreement that specifically defines “Good Reason,” then with respect to the Participant, “Good Reason” shall have the meaning defined in such agreement.

6. FORFEITURE. Upon the Participant’s termination of employment with the Corporation and its Subsidiaries for any reason prior to the Normal Vesting Date, any PSUs that do not become vested upon such employment termination in accordance with the terms of this Agreement (including Sections 4 and 5 hereof) shall be immediately canceled and forfeited for no consideration as of the Participant’s termination of employment. Any PSUs that are outstanding but do not become vested on the Normal Vesting Date in accordance with the terms of this Agreement shall be cancelled and forfeited for no consideration as of the Normal Vesting Date. Notwithstanding anything to the contrary contained herein, the Committee may, in its Discretion, accelerate the vesting of all or a portion of the PSUs subject to this Award as of or prior to any cancellation or forfeiture thereof.

7. SETTLEMENT OF PSUS. Subject to the withholding tax provisions of Section 11 hereof and Section 15(h) of the Plan, within 45 days after the date upon which an PSU becomes vested in accordance with the terms of this Agreement, the Corporation shall issue or transfer to the Participant stock certificates or, if applicable, book-entry registration, one share of Common Stock per each vested PSU; provided, however, if PSUs vest in accordance with Section 5 hereof, the Corporation (or a successor thereto) shall issue or transfer to the Participant such shares of Common Stock or common stock of the successor having approximately equivalent value (and references herein to Common Stock issued on vesting shall include such successor common stock, if applicable), or the cash equivalent of such shares of Common Stock or common stock if neither security is listed on a U.S. national securities exchange (including Nasdaq or the New York Stock Exchange).

8. RIGHTS AS SHAREHOLDER. Until and if shares of Common Stock are issued in settlement of vested PSUs, the Participant shall not have any rights of a shareholder (including voting and dividend rights) in respect of the Common Stock underlying the PSUs; provided, however, the Committee, in its sole Discretion, shall pay unvested RSUs with dividend or distribution equivalents equal to the amount of dividends and distributions, if any, that are paid on that number of shares with respect to the RSUs granted hereunder, in accordance with Section 15(g)(iv) of the Plan and any other conditions, limitations and other restrictions determined by the Committee.

9. ADJUSTMENTS.

(a) In the event of any stock dividend, stock split, recapitalization, merger, consolidation, split up, spin-off, combinations, exchange of shares or reorganization of or by the Corporation affecting this Award, the rights of the Participant will be adjusted as provided in Section 5(e) of the Plan.

(b) Notwithstanding the achievement of performance goals underlying the PSUs, all PSUs are subject to reduction or elimination by the Committee prior to settlement if such performance goals are achieved in ways that are considered not in the best interests of the Corporation’s shareholders or not authorized by the Board or management.

10. NON-TRANSFERABILITY OF AWARD. Without the express written consent of the Committee, which may be withheld for any reason in its sole Discretion, neither the PSUs nor any interest in the PSUs may be assignable, alienable, saleable, pledged, hypothecated, encumbered or transferable by the Participant, except for a transfer by will or by the laws of descent and distribution as a result of the death of the Participant; provided that, unless approved by shareholders, in no event shall any Award be transferable for consideration. The terms of the Plan and this Agreement shall be binding upon the Participant’s executors, administrators, heirs, successors and assigns. Any attempt to transfer, assign, pledge, hypothecate or borrow against the PSUs in violation of this Section 10 in any manner shall be null and void and without legal force or effect.

11. WITHHOLDING OBLIGATIONS. The Participant shall be responsible for all taxes required by law to be withheld by the Corporation or a Subsidiary in respect of the grant, vesting or settlement of the PSUs, and the Corporation may make any arrangements it deems appropriate to ensure payment of any such tax by the Participant. The Committee may, in its Discretion, permit the Participant to satisfy such withholding obligations in accordance with Section 18(a) of the Plan.

12. THE PLAN; AMENDMENT. This Award is subject in all respects to the terms, conditions, limitations and definitions contained in the Plan, which is incorporated herein by reference. In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control. The Committee shall have the right, in its Discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Corporation and the Participant. The Corporation shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

13. RIGHTS OF PARTICIPANT; REGULATORY REQUIREMENTS. Without limiting the generality of any other provision of this Agreement or the Plan, Sections 13 and 14 of the Plan pertaining to the limitations on the Participant’s rights and certain regulatory requirements are hereby explicitly incorporated into this Agreement.

14. NOTICES. Notices hereunder shall be mailed or delivered to the Corporation at its principal place of business and shall be mailed or delivered to the Participant at the address on file with the Corporation or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

15. GOVERNING LAW. This Agreement shall be legally binding and shall be governed, construed, and administered in accordance with and governed by the laws of the State of Michigan (regardless of the laws that might otherwise govern under applicable principles of choice of law or conflicts of laws of such jurisdiction or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Michigan).

16. DATA PRIVACY NOTICE. The Participant hereby acknowledges that the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other PSU grant materials by the Corporation (and its Subsidiaries) is necessary for the purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant authorizes, agrees and unambiguously consents to the transmission by the Corporation (and its Subsidiaries) of any personal data information related to this Award for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.

The Participant understands that the Corporation and its Subsidiaries may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, details of all PSUs or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to Merrill Lynch, Pierce, Fenner & Smith Inc., and its related companies (“Merrill Lynch”) or any stock plan service provider as may be selected by the Corporation in the future, which is assisting the Corporation with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Corporation, Merrill Lynch, any other stock plan service provider selected by the Corporation and any other possible recipients that may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan may receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan plus any required period thereafter for purposes of complying with data retention policies and procedures. The Participant understands that based on where s/he resides, s/he may have additional rights with respect to personal data collected, used or transferred in connection with this Agreement or any other PSU grant materials by the Corporation (and its Subsidiaries), and the Participant may contact in writing his or her local human resources representative.

17. BINDING AGREEMENT; ASSIGNMENT. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Corporation and its successors and assigns. The Participant shall not assign (except in accordance with Section 10 hereof) any part of this Agreement without the prior express written consent of the Corporation.

18. HEADINGS. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

20. ACQUIRED RIGHTS. The Participant acknowledges and agrees that: (a) the Corporation may terminate or amend the Plan at any time; (b) the award of the PSUs made under this Agreement is completely independent of any other award or grant and is made in the Discretion of the Corporation; (c) no past grants or awards (including, without limitation, the PSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) none of the benefits granted under this Agreement are part of the Participant’s ordinary salary or compensation, and shall not be considered as part of such salary or compensation in the event of or for purposes of determining the amount of or entitlement to severance, redundancy or resignation or benefits under any employee benefit plan.

21. RESTRICTIVE COVENANTS; COMPENSATION RECOVERY; OTHER POLICIES. By signing this Agreement, the Participant acknowledges and agrees that this Award or any Award previously granted to the Participant by the Corporation or a Subsidiary shall be subject to forfeiture as a result of the Participant’s violation of any agreement with the Corporation regarding non-competition, non-solicitation, confidentiality, inventions and/or other restrictive covenants (the “Restricted Covenant Agreements”). For avoidance of doubt, compensation recovery rights to shares of Common Stock (including such shares acquired under previously granted equity awards) shall extend to the proceeds realized by the Participant due to the sale or other transfer of such shares. The Participant’s prior execution of the Restricted Covenant Agreements was a material inducement for the Corporation’s grant of this Award.

By signing this Agreement, the Participant also acknowledges and agrees that any Award previously granted to the Participant by the Corporation (under this Plan or any other current or prior equity plan of the Corporation), including the Restricted Stock subject to this Award, and any amounts or benefits arising from such Awards, including but not limited to shares of Common Stock issued or cash paid pursuant to such Awards (including any dividends or distributions) or proceeds realized by the Participant (on a pre-tax basis) due to the sale or other transfer of shares of Common Stock issued pursuant to such Awards shall be subject to (i) any recoupment, clawback, equity holding, stock ownership or similar policies adopted and amended by the Corporation from time to time and (ii) recoupment, clawback, equity holding, stock ownership or similar requirements law, regulation or listing standards applicable to the Corporation from time to time. The remedies under such policy are in addition, and are in no way limiting, to the remedies of the recoupment provision set forth above.

22. CODE SECTION 409A. It is intended that this Award be exempt from or comply with Section 409A of the Code and this Agreement shall be interpreted and administered in a manner which effectuates such intent; provided, however, that in no event shall the Corporation or any Subsidiary be liable for any additional tax, interest or penalty imposed upon or other damage suffered by the Participant on account of this Award being subject to but not in compliance with Section 409A of the Code.

SIGNATURE PAGE FOLLOWS

GENTHERM INCORPORATED

By:

Name:

Title:

Dated:

THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT, NOR IN THE CORPORATION’S 2023 EQUITY INCENTIVE PLAN, AS AMENDED, WHICH IS INCORPORATED INTO THIS AGREEMENT BY REFERENCE, CONFERS ON THE PARTICIPANT ANY RIGHT WITH RESPECT TO CONTINUATION AS AN EMPLOYEE OF THE CORPORATION OR ANY PARENT OR ANY SUBSIDIARY OR AFFILIATE OF THE CORPORATION, NOR INTERFERES IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE CORPORATION’S RIGHT TO TERMINATE THE PARTICIPANT’S EMPLOYMENT WITH THE CORPORATION OR ANY PARENT OR ANY SUBSIDIARY OR AFFILIATE OF THE CORPORATION AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.

BY ACCEPTING THIS AGREEMENT, THE PARTICIPANT ACKNOWLEDGES RECEIPT OF A COPY OF THE PLAN AND REPRESENTS THAT THE PARTICIPANT IS FAMILIAR WITH THE TERMS AND PROVISIONS OF THE PLAN. THE PARTICIPANT ACCEPTS THE PSUS SUBJECT TO ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THE PARTICIPANT HAS REVIEWED THE PLAN AND THIS AGREEMENT IN THEIR ENTIRETY. THE PARTICIPANT AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AGREEMENT.

By:

Name: [NAME OF THE PARTICIPANT]

Dated:

Exhibit A

Determination of Performance Goals and Earned PSUs